Amended and Restated
Offer to Purchase for Cash
by
57TH STREET GENERAL ACQUISITION CORP.
of
Up to 500,000 Shares of its Common Stock
at a Stock Purchase Price of $9.98 Per Share
in Connection with its Consummation of a Proposed Business Transaction
The Offer Has Been Amended As Described In The
Amended And Restated Offer To Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2011, UNLESS THE OFFER IS EXTENDED.

Your clients, for whom you hold Common Shares registered in your name or in the name of your nominee are urged to carefully review the Amended and Restated offer to Purchase. Those holders, who support 57th Street’s proposed Merger with Crumbs should not tender their Common Shares in this Offer.

March 18, 2011

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by 57TH Street General Acquisition Corp., a Delaware corporation (the “Company”), to act as Information Agent in connection with its offer to purchase up to 500,000 shares of its common stock, $0.0001 par value (the “Common Shares”), at a stock purchase price of $9.98 per share, net to the seller in cash, without interest (the “Stock Purchase Price”), for a total purchase price up to $4,990,000, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated March 18, 2011 (the “Offer to Purchase”) and the form of the Amended and Restated Letter of Transmittal (the “Letter of Transmittal” and together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee.

This Offer is conditioned upon, among other things, the number of Common Shares validly tendered and not properly withdrawn being less than or equal to 500,000, and the Merger Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer—Conditions of the Offer” in the Offer to Purchase. If more than 500,000 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 500,000 shares are properly tendered in the Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement described in the Offer to Purchase.

Enclosed with this letter are copies of the following documents:

1. Offer to Purchase dated March 18, 2011;

2.  Letter of Transmittal, for your use in accepting the Offer and tendering Common Shares of and for the information of your clients;

3. A form of letter that may be sent to your clients for whose account you hold Common Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, April 1, 2011, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the Common Shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such Common Shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will not pay or cause to be paid any transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MORROW & CO., LLC

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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